EXHIBIT 99.1

News
Release
Vectren Corporation
One Vectren Square
Evansville, IN 47708

Investor Contact     Dave Parker, (812) 491-4135, d.parker@vectren.com
Media Contact         Natalie Hedde, (812) 491-5105, nhedde@vectren.com

FOR IMMEDIATE RELEASE

Oct 5, 2018

CenterPoint Energy and Vectren merger receives FERC approval

EVANSVILLE, Ind., - The Federal Energy Regulatory Commission (FERC) today approved the merger of CenterPoint Energy, Inc. (NYSE: CNP) and Vectren Corporation (NYSE: VVC), one step closer in the process of combining the two energy companies.

“We are pleased by the FERC’s decision today to approve the merger between Vectren and CenterPoint Energy, moving us closer to finalizing the transaction,” said Carl Chapman, Chairman, President and CEO of Vectren. “We continue to anticipate a closing no later than the first quarter of 2019.”

The merger previously received Vectren shareholder approval in August. While neither Indiana nor Ohio has approval authority over the merger, informational proceedings with regulators in both states have been initiated, and the Indiana Utility Regulatory Commission has set a schedule for the review of information voluntarily submitted by the companies related to the merger, including a hearing on October 17, 2018. A hearing before the Public Utilities Commission of Ohio is not expected.

About Vectren

Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and about 20 percent of Ohio, primarily in the west-central area. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. through Infrastructure Services and Energy Services. To learn more about Vectren, visit www.vectren.com.